AGREEMENT

      This Agreement entered into as of the 24th day of May, 2005, by and among 21st Century Airships, Inc., a Canadian corporation ("C21"), Techsphere Systems International, LLC, a Georgia limited liability company ("TSI"), and Cyber Defense Systems, Inc., a Florida corporation ("Cyber").

      In consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. C21 and TSI are parties to an Agreement to License dated January 16, 2004 (the "License").

      2. Pursuant to Section 3A of the License, TSI is obligated to pay a total License Fee of $3 million to C21. A total of $ 2 million of the License Fee has been paid by TSI to C21 to date. C21 hereby agrees to allow TSI to pay the balance of the License fee by payment of $750,000 in cash from TSI upon the execution and delivery of this Agreement and the balance by delivery of a promissory note from Cyber in the principal amount of $250,000, payable in full on August 24, 2005, together with accrued simple interest at the rate of 12% per annum.

      3. C21 further agrees that upon its receipt of such $750,000 in cash from TSI and the promissory note from Cyber in the amount of $250,000, (i) the License Fee will have been paid in full, and (ii) no other amounts will be currently due and owing by TSI under Section 3A of the License. For greater certainty, the parties acknowledge that the foregoing shall not release TSI from its obligations in the future to make Royalty Payments pursuant to Section 3B of the License if and when applicable.

      4. Each of TSI and C21 represents and warrants to and covenants with Cyber that

            (a) C21 acknowledges that TSI is currently constructing an airship for Sierra Nevada Corporation pursuant to a MAA Subcontract (the "Initial SNC Airship"),which is an "at-cost/at-risk" contract with the understanding by TSI that an agency of the United States government ("Agency") is a potential purchaser. Under the terms of the License, TSI would owe to C21 proportionate royalty payments of funds received to construct the Initial SNC Airship pursuant to Section 3B of the License; however, C21 has agreed to allow TSI to delay payment of the royalties in respect of the Initial SNC Airship until SNC is under contract with the Agency (or such other purchaser SNC can secure to purchase the Initial SNC Airship) and makes payment to TSI of the funds it receives over and above the actual construction cost incurred in respect of the Initial SNC Airship.

            (b) As a result of the execution and delivery of this Agreement and the amendments to the License effected hereby, neither TSI nor C21 is in breach of any of its representations, warranties or covenants under the License, and the License is in full force and effect as of the date hereof ;


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

            (c) Upon the occurrence of any future act or omission by TSI that could result in the termination under Section 5 B of the License, C21 shall provide Cyber with written notice of the event and an opportunity to cure the default within 30 days thereof; and

            (d) C21 and TSI hereby amend the License to the extent necessary to reflect their agreements as set forth in this Agreement.

      5. C21 is aware that in consideration for Cyber's agreement to loan TSI the funds necessary to pay the remaining installment of the License Fee to C21, TSI and its controlling equity owners have granted Cyber an option which, if exercised by Cyber, will result in (i) the merger of a wholly-owned subsidiary of Cyber into TSI (with TSI being the surviving corporation), and (ii) the existing equity owners of TSI becoming holders of approximately 45% of the issued and outstanding voting capital stock of Cyber.

            (b) In order to effect such merger, it will be necessary for TSI to convert from a limited liability company to a corporation, either by way of (i) an assignment by TSI of all of its assets (including the License) to a new corporation wholly-owned by the existing TSI equity owners, or (ii) the assignment by the existing TSI equity owners of all of their interests in TSI to a new corporation wholly-owned by the existing TSI equity owners, or (iii) merger of TSI into a limited liability company organized under the laws of a state that allows conversion of limited liability companies into corporations, or (iv) any other method that will result in the License being owned by a corporation that is wholly-owned by the existing equity owners of TSI.

            (c) C21 consents to the foregoing and agrees that neither the conversion of TSI to a corporation nor the merger of Cyber's wholly-owned subsidiary into TSI, with TSI being the surviving corporation, will result in a breach of the License or otherwise adversely affect the rights and obligations of TSI and C21 under the License.

      6. Cyber shall be entitled to rely upon the agreements, acknowledgments, and representations of C21 in this Agreement.

      7. The individual signing for each party has full power and authority to sign this Agreement, which shall be binding on the party.

      8. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any signature delivered by facsimile transmission shall be deemed a valid and binding signature for all purposes hereof.

                               (signatures follow)


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

      In Witness Whereof, the parties have executed this Agreement as of the date first written above.


                                        21st Century Airships, Inc.

                                        By:
                                            ------------------------------------
                                            Hokan Colting, CEO


                                        Techsphere Systems International, LLC

                                        By:
                                            ------------------------------------
                                            Mike Lawson, President


                                        Cyber Defense Systems, Inc.

                                        By:
                                            ------------------------------------
                                            William C. Robinson, CEO


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